Exhibit 99.1 Computation of Ratios

Fixed-Rate Debt as a Percent of Total Debt(1)(2)
Dollars in millions	Years ended December 31, 2024	2023	2022
Total debt obligations	$38,424	$39,345	$35,904
Fair value adjustments	40	62	91
Deferred debt costs	152	160	147
Debt obligations before fair value adjustments and deferred debt costs	$38,616	$39,567	$36,142
Fixed-rate debt	$37,013	$37,816	$34,604
Fixed-rate debt as a percent of total debt	96%	96%	96%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)Includes the effect of interest rate swaps.

Foreign Currency-Denominated Debt as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2024	2023	2022
Total debt obligations	$38,424	$39,345	$35,904
Fair value adjustments	40	62	91
Deferred debt costs	152	160	$147
Debt obligations before fair value adjustments and deferred debt costs	$38,616	$39,567	$36,142
Foreign currency-denominated debt	$13,192	$15,087	$13,010
Foreign currency-denominated debt as a percent of total debt	34%	38%	36%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Total Debt as a Percent of Total Capitalization(1)(2)
Dollars in millions	Years ended December 31, 2024	2023	2022
Total debt obligations	$38,424	$39,345	$35,904
Fair value adjustments	40	62	91
Deferred debt costs	152	160	147
Debt obligations before fair value adjustments and deferred debt costs	$38,616	$39,567	$36,142
Total capitalization	$34,819	$34,860	$30,139
Total debt as a percent of total capitalization	111%	114%	120%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)    Total capitalization represents debt obligations before fair value adjustments and deferred debt costs, and total shareholders' equity.

Cash Provided by Operations as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2024	2023	2022
Total debt obligations	$38,424	$39,345	$35,904
Fair value adjustments	40	62	91
Deferred debt costs	152	160	147
Debt obligations before fair value adjustments and deferred debt costs	$38,616	$39,567	$36,142
Cash provided by operations	$9,447	$9,612	$7,387
Cash provided by operations as a percent of total debt	24%	24%	20%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Free Cash Flow and Free Cash Flow Conversion Rate
Dollars in millions	Years ended December 31, 2024	2023	2022
Cash provided by operations	$9,447	$9,612	$7,387
Less: Capital expenditures	2,775	2,357	1,899
Free cash flow	$6,672	$7,255	$5,488
Divided by: Net income	8,223	8,469	6,177
Free cash flow conversion rate	81%	86%	89%

After-tax Return on Invested Capital (dollars in millions)
Numerator	Years ended December 31, 2024	2023	2022
Operating income	$11,712	$11,647	$9,371
Add: Nonoperating income (expense)(1)	139	236	199
Earnings before interest and income tax	$11,851	$11,883	$9,570
Add: Impairment and other charges (gains), net	291	362	1,010
Add: Operating lease interest(2)	556	505	453
Less: Income taxes(3)	2,603	2,512	2,218
Net Operating income after tax	$10,095	$10,238	$8,815

Denominator	Years ended December 31, 2024	2023	2022
Add: Average Stockholders' equity(4)	$(4,658)	$(5,084)	$(6,233)
Add: Average Current and Long-term debt(4)	38,476	37,365	34,834
Add: Average Current and Long-term lease liability(4)	13,584	12,944	12,948
Less: Cash and equivalents	(1,085)	(4,579)	(2,584)
Average invested capital	$46,317	$40,645	$38,965
Return on Invested Capital	22%	25%	23%

(1)The nonoperating income (expense) amount presented in 2022 excludes $537.2 million of expense related to the settlement of a tax audit in France.
(2)The Operating lease interest is calculated using the Short-term and Long-term Lease liability amount multiplied by 4.1%, 3.9% and 3.5% for the years ended December 31, 2024, 2023 and 2022, respectively. The rates represent the Company's weighted average discount rate used for leases that represents an estimate of the interest rate the Company would incur to borrow on a collateralized basis over the term of the lease within a particular currency environment.
(3)Calculated using the effective income tax rate for each year presented. The amounts are calculated using the non-GAAP tax rates of 20.5%, 19.7% and 20.1% for the years ended December 31, 2024, 2023 and 2022, respectively.
(4)The amounts for each year presented are calculated as the simple average of each of the previous four quarters.